CST Brands, Inc. Reports Year-End and Fourth Quarter 2013 Results
● Fourth Quarter
-Revenues of $3.1 Billion
-US Merchandise Gross Margin Dollars Increased 8%
-Net Income of $34 Million
● Full Year
-Revenues of $12.8 Billion
-Net Income of $139 Million
-22 New to Industry (“NTI”) Stores Opened
San Antonio, Texas, March 6, 2014 – CST Brands, Inc. (NYSE: CST), one of the largest independent retailers of motor fuels and convenience merchandise in North America, today reported financial results for the full year and fourth quarter ended December 31, 2013.
Three Months Results
For the three month period ended December 31, 2013, the Company reported net income of $34 million, or $0.44 per diluted share. Included in net income are asset impairments of $4 million. Excluding these asset impairments, net income would have been $36 million, or $0.48 per diluted share. Net income was $60 million, or $0.78 per diluted share, for the comparable period in 2012.
Revenues totaled $3.1 billion for the fourth quarter of 2013 compared to $3.2 billion for the same period of 2012. Motor fuel revenues in the U.S. segment declined $110 million, driven by a 1 percent decline in motor fuel gallons sold and a 6 percent decline in the Company’s per gallon average motor fuel selling price. Motor fuel revenues declined $36 million in our Canada segment, primarily due to weakness of the Canadian dollar relative to the U.S. dollar. Overall revenues in the Canadian segment declined approximately $71 million due to foreign currency effects of the Canadian dollar relative to the U.S. dollar.
For the fourth quarter 2013, the U.S. motor fuel gross margin (cents per gallon), after deducting credit card fees, was $0.15 compared to $0.21 in the fourth quarter of 2012. The Company experienced historically strong U.S. motor fuel gross margins in the fourth quarter of 2012, due primarily to the volatility of wholesale gasoline prices during that period. U.S. merchandise gross margin, net of credit card fees, increased from 28.9 percent for the fourth quarter of 2012 to 30.5 percent for the same period in 2013 due primarily to an increase in food services and packaged beverages.
The motor fuel gross margin (cents per gallon), after deducting credit card fees, in Canada was $0.24 for both the fourth quarter of 2013 and 2012. Canada merchandise gross margin, net of credit card fees, increased slightly from 27.8 percent for the fourth quarter of 2012 to 28.1 percent for the fourth quarter of 2012.
Operating income was $60 million for the fourth quarter of 2013 compared to $91 million for the fourth quarter of 2012. Adjusted EBITDA (the non-GAAP measures, including Adjusted EBITDA, are described and are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release) was $93 million for the three month period ended December 31, 2013 compared to $123 million for the same period in 2012. The decrease in operating income and Adjusted EBITDA was due primarily to lower U.S. motor fuel gross margin, which is discussed above, together with $13 million higher operating and general and administrative expenses due to additional stores and standalone company expenses.
Twelve Months Results
Net income for the year ended December 31, 2013 was $139 million, or $1.84 per diluted share. Included in net income are asset impairments of $6 million and a deferred tax charge of $7 million resulting from the loss of certain state tax credits caused by the spin-off from Valero Energy Corporation. Excluding these asset impairments and deferred tax charge, net income would have been $150 million, or $1.99 per diluted share. For the same period in 2012, net income was $208 million, or $2.76 per diluted share.

For the year ended December 31, 2013, revenues were approximately $12.8 billion compared to $13.1 billion for the year ended December 31, 2012. Motor fuel revenues in the U.S. segment declined $186 million, driven by a 3 percent decline in the Company’s per gallon average motor fuel selling price. Motor fuel revenues declined $183 million in our Canada segment due to a decline in motor fuel volume as a result of a decline in the average number of retail sites open in 2013. Also contributing to the overall revenue decline in the Canadian segment was a $155 million impact from foreign currency effects of the Canadian dollar relative to the U.S. dollar.
Operating income was $238 million for the year ended December 31, 2013 compared to $313 million for the year ended December 31, 2012. Adjusted EBITDA was $366 million for the year ended December 31, 2013 compared to $429 million for the same period in 2012. The primary reason for the decline in both operating income and Adjusted EBITDA was a decrease in motor fuel gross margin in both the Company’s U.S. and Canada retail segments. The Company also had an increase of $13 million of operating expenses related to new store growth along with an increase of $17 million of general and administrative expenses primarily associated with being a new public company.
“As you compare our 2013 results to 2012, keep in mind that we took on additional costs as we established ourselves as an independent, publicly traded company,” said Kim Bowers, chairman and CEO of CST Brands. “The company also launched several new initiatives, built more stores than ever before, and began programs to further maximize gross profit capture of the available fuel margin. In 2012, we experienced a historical high fuel volume and margin environment that was not repeated in 2013.”

Bowers went on to say, “Central to our success is our commitment to continue focusing on operational excellence both inside and outside of the store.  We will construct more new stores this coming year, expand our signature food offerings and develop new growth opportunities. Soon we will be completing our first year as CST, and we look forward to 2014 and building on our significant 2013 accomplishments.”
New Store Openings
The Company met its store targets for 2013 as it opened 22 new stores with plans to build more in 2014. During the fourth quarter the Company opened two new stores in the U.S. and five in Canada. The Company currently expects to build 30 new stores in the U.S. and 8 new stores in Canada during 2014. These new stores provide more product variety and enhanced offerings such as food service.
Network Optimization
The Company continues to assess its asset base and close stores that are no longer core to its ongoing strategy, as it closed seven locations in the U.S. during the fourth quarter of 2013 and a total of eleven sites during the year. In addition, the Company has been conducting market reviews across its U.S. system. CST has identified approximately 100 stores that are candidates for sale, the majority of which could potentially be added to the Company’s growing wholesale distribution business in the U.S. The Company has engaged an outside consultant, NRC Realty & Capital Advisors, to market these properties and go to market by the middle of April. Stores were identified based on several criteria, and while many of them may be smaller in square footage, and below the Company store average from an inside sales and EBITDA perspective, the 100 locations still average over 3,000 gallons of fuel sold per store per day, which makes them an attractive location for sale and good dealer candidates for its wholesale business. More details will be provided in the coming months as this process moves forward.

Liquidity and Capital Resources
For the three month period ended December 31, 2013, cash flow provided by operating activities totaled $30 million. Cash flow used in investing activities was $64 million, primarily related to capital expenditures. Cash flow used in financing activities was $11 million, due primarily to our payments of long-term debt and dividends. The effect of foreign currency exchange rate changes was a reduction in cash of $1 million. Overall, cash decreased by $46 million.
For the year ended December 31, 2013, cash flow provided by operating activities totaled $440 million. The increase in cash provided by operating activities was due primarily to the change related to the Company’s payment terms on motor fuel purchased from Valero, which were increased to “net 10” days after taking title to the motor fuel. Cash flow used in investing activities was $206 million, primarily related to capital expenditures. Cash flow provided by financing activities was $85 million, due to our net activity with Valero prior to the spin. The effect of foreign currency exchange rate changes was a reduction in cash of $2 million. Overall, cash increased by $317 million.
Total capital expenditures for the three months and year ended December 31, 2013 were $63 million and $200 million, respectively.

Conference Call
The Company will host a conference call on March 6, 2014 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss year-end/fourth quarter earnings results. The conference call numbers are 800-697-5978 or 630-691-2750 and the passcode for both is 5854571#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CST Brands website (www.cstbrands.com). To listen to the audio webcast, go to http://www.cstbrands.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of sixty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5854571#. An archive of the webcast will be available on the investor section of the CST Brands website at http://www.cstbrands.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CST BRANDS, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(Millions of Dollars, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Operating revenues(a)	$3,062	$3,196	$12,777	$13,135
Cost of sales	2,780	2,896	11,680	12,002
Gross margin	282	300	1,097	1,133
Operating expenses:
Operating expenses	168	160	657	644
General and administrative expenses	22	17	78	61
Depreciation, amortization and accretion expense	28	32	118	115
Asset impairments	4	—	6	—
Total operating expenses	222	209	859	820
Operating income	60	91	238	313
Other income, net	1	—	4	1
Interest expense	(10)	(1)	(27)	(1)
Income before income tax expense	51	90	215	313
Income tax expense	17	30	76	105
Net income	$34	$60	$139	$208
Earnings per common share
Basic earnings per common share	$0.44	$0.78	$1.84	$2.76
Weighted-average common shares outstanding (in thousands)	75,397	75,397	75,397	75,397
Earnings per common share – assuming dilution
Diluted earnings per common share	$0.44	$0.78	$1.84	$2.76
Weighted-average common shares outstanding – assuming dilution (in thousands)	75,462	75,397	75,425	75,397

Dividends per common share	$0.0625	$—	$0.1250	$—

Supplemental information:
(a) Includes excise taxes	$511	$514	$2,027	$2,077

During the fourth quarter of 2013, the Company changed its method of accounting for motor fuel inventories in its Canada segment from the last-in, first-out (“LIFO”) method to the weighted-average cost method. The Company believes the newly adopted accounting principle is preferable under its circumstances because the weighted-average cost method of valuing inventories more closely matches actual costs to revenues. Wholesale motor fuel prices are extremely volatile and significant changes can occur daily. The Company’s cost of sales under the LIFO method as compared to the weighted-average cost method is more volatile as LIFO captures the effects of rapid price changes on inventory and results in old inventory cost layers remaining in ending inventory that are not reflective of the actual cost of this inventory. The Company has made the decision that it will not transition away from the LIFO method for financial or tax reporting in its U.S. segment. Under the IRS conformity requirements, companies are required to use the LIFO method for financial reporting purposes if they use the LIFO method for tax reporting in the U.S. Therefore the Company will remain on the LIFO method for financial reporting purposes for its U.S. segment. Comparative financial statements of prior years have been adjusted to apply the weighted-average cost method retrospectively. Further details are provided in the Company’s 2013 Form 10-K filing.

CST BRANDS, INC.
SEGMENT OPERATING RESULTS
(Millions of Dollars)
(Unaudited)
U.S.
The following tables highlight the results of operations of our U.S. segment and its operating performance (in millions, except number of retail sites, per site per day, cents per gallon and per gallon amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Operating revenues:
Motor fuel	$1,487	$1,597	$6,425	$6,611
Merchandise	312	303	1,279	1,239
Other	14	13	57	57
Total operating revenues	$1,813	$1,913	$7,761	$7,907
Gross margin:
Motor fuel	$71	$99	$262	$298
Merchandise	95	88	382	368
Other	14	13	55	56
Total gross margin	180	200	699	722
Operating expenses	107	98	414	398
Depreciation, amortization and accretion expense	19	21	82	78
Asset impairments	3	—	5	—
Operating income	$51	$81	$198	$246

Company operated retail sites at end of period	1,036	1,032	1,036	1,032

Average company operated retail sites during the period	1,040	1,022	1,036	1,009

U.S. total system operating statistics:
Motor fuel sales (gallons per site per day)	4,866	5,027	4,997	5,083
Motor fuel sales (per site per day)	$15,520	$16,978	$16,985	$17,905

Motor fuel gross margin (cents per gallon, “CPG”):
Motor fuel margin, before credit card fees	$0.19	$0.25	$0.18	$0.20
Credit card fees affect on margin	(0.04)	(0.04)	(0.04)	(0.04)
Motor fuel gross margin, net (CPG)	$0.15	$0.21	$0.14	$0.16

Merchandise sales (per site per day)	$3,274	$3,219	$3,382	$3,341

Merchandise gross margin, net (percentage of merchandise revenues):
Merchandise gross margin, before credit card fees	31.3%	29.7%	30.6%	30.5%
Credit card fees affect on margin	(0.8)	(0.8)	(0.8)	(0.8)
Merchandise gross margin, net	30.5%	28.9%	29.8%	29.7%

U.S. (continued)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Company Operated Retail Sites:
Beginning of period	1,041	1,027	1,032	998
NTIs	2	6	15	11
Acquisitions	—	—	—	29
Closed	(7)	(1)	(11)	(6)
End of period	1,036	1,032	1,036	1,032

Average company operated retail sites during the period	1,040	1,022	1,036	1,009

Same Store Information(a):
Company operated retail sites	999	999	964	964
Motor fuel sales (gallons per site per day)	4,767	5,032	4,933	5,098
Merchandise sales (per site per day)	$3,217	$3,227	$3,330	$3,355
Merchandise gross margin percent, net	30.4%	28.9%	30.0%	29.8%
Merchandise sales, ex. cigarettes (per site per day)	$2,215	$2,177	$2,289	$2,269
Merchandise gross margin percent, net ex. cigarettes	36.5%	35.2%	36.2%	36.1%
Merchandise gross profit dollars	$90	$86	$351	$353
Other services operating revenues(b)	$13	$13	$52	$54

New to Industry (“NTI”) Information(c):
Company operated retail sites at end of period	48	33	48	33
Company operated retail sites (average)	47	29	40	25
Motor fuel sales (gallons per site per day)	9,656	9,738	9,754	10,156
Merchandise sales (per site per day)	$6,391	$6,061	$6,526	$6,231
Merchandise gross margin percent, net	33.7%	31.5%	33.1%	32.0%
Merchandise sales, ex. cigarettes (per site per day)	$5,063	$4,679	$5,144	$4,831
Merchandise gross margin percent, net ex. cigarettes	38.2%	36.3%	37.6%	36.5%

(a)
The same store information consists of aggregated individual store results for all sites in operation substantially throughout both periods presented. Stores that were temporarily closed for just a very brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared.

(b)	Other services include revenues from car wash and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and access to ATMs.

(c)
NTIs consist of all new stores opened after January 1, 2008, which is generally when we began operating our larger formatted stores that accommodate broader merchandise categories and food offerings and have more fuel dispensers than our legacy stores.

Canada
The following tables highlight the results of operations of our Canada segment and its operating performance (in millions, except number of retail sites, per site per day, cents per gallon and per gallon amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Operating revenues:
Motor fuel	$1,040	$1,076	$4,242	$4,425
Merchandise	62	63	259	257
Other	147	144	515	546
Total operating revenues	$1,249	$1,283	$5,016	$5,228
Gross margin:
Motor fuel	$63	$61	$242	$253
Merchandise	17	18	72	75
Other	22	21	84	83
Total gross margin	102	100	398	411
Operating expenses	61	62	243	246
Depreciation, amortization and accretion expense	9	11	36	37
Asset impairments	1	—	1	—
Operating income	$31	$27	$118	$128

Retail sites (end of period):
Company operated	272	261	272	261
Dealer / Agent (fuel only)	499	507	499	507
Cardlock (fuel only)	75	80	75	80
Total retail sites (end of period)	846	848	846	848

Average retail sites during of period:
Company operated	270	259	267	260
Dealer / Agent (fuel only)	497	511	499	520
Cardlock (fuel only)	76	79	77	81
Average retail sites during the period	843	849	843	861

Canada total system operating statistics:
Motor fuel sales (gallons per site per day)	3,304	3,291	3,298	3,340
Motor fuel sales (per site per day)	$13,416	$13,790	$13,790	$14,051

Motor fuel gross margin (CPG):
Motor fuel margin, before credit card fees	$0.26	$0.26	$0.26	$0.26
Credit card fees affect on margin	(0.02)	(0.02)	(0.02)	(0.02)
Motor fuel gross margin, net (CPG)	$0.24	$0.24	$0.24	$0.24

Merchandise sales (per site per day)	$2,488	$2,659	$2,658	$2,743

Merchandise gross margin, net (percentage of merchandise revenues):
Merchandise gross margin, before credit card fees	28.8%	28.7%	28.6%	29.7%
Credit card fees affect on margin	(0.7)	(0.9)	(0.7)	(0.8)
Merchandise gross margin, net	28.1%	27.8%	27.9%	28.9%

Canada (continued)

	Company Operated(b)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Company operated retail sites:
Beginning of period	268	256	261	258
NTIs	5	3	7	5
Acquisitions	—	—	1	—
Conversions, net(a)	—	2	4	3
Closed	(1)	—	(1)	(5)
End of period	272	261	272	261

Average company operated retail sites during the period	270	259	267	260

Average foreign exchange rate for $1 USD to $1 CAD	0.95034	1.00422	0.96964	0.99963

Same Store Information(c), (d):
Company operated retail sites	254	254	251	251
Motor fuel sales (gallons per site per day)	3,560	3,634	3,534	3,602
Merchandise sales (per site per day)	$2,667	$2,675	$2,788	$2,776
Merchandise gross margin percent, net	28.1%	27.9%	28.0%	29.0%
Merchandise sales, ex. cigarettes (per site per day)	$1,361	$1,354	$1,417	$1,435
Merchandise gross margin percent, net ex. cigarettes	37.6%	37.2%	37.8%	38.2%
Merchandise gross profit dollars	$18	$17	$71	$74
Other services operating revenues(e)	$3	$4	$15	$15

NTI Information(c), (f):
Company operated retail sites at end of period	23	16	23	16
Company operated retail sites (average)	19	14	17	12
Motor fuel sales (gallons per site per day)	5,540	5,646	5,580	6,052
Merchandise sales (per site per day)	$2,923	$3,049	$3,143	$3,344
Merchandise gross margin percent, net	29.8%	28.7%	29.4%	30.1%
Merchandise sales, ex. cigarettes (per site per day)	$1,598	$1,607	$1,695	$1,824
Merchandise gross margin percent, net ex. cigarettes	39.5%	37.1%	38.9%	38.7%

Canada (continued)

	Dealer/Agent(b)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Retail Sites:
Beginning of period	495	514	507	533
New dealers	13	5	18	10
Conversions, net(a)	—	(2)	(4)	(3)
Closed or de-branded	(9)	(10)	(22)	(33)
End of period	499	507	499	507

Average retail sites open during the period	497	511	499	520

Average foreign exchange rate for $1 USD to $1 CAD	0.95034	1.00422	0.96964	0.99963

Same Store Information(d):
Retail sites	465	465	459	459
Motor fuel sales (gallons per site per day)	2,683	2,738	2,736	2,801

(a)
Conversions represent stores that have changed their classification from dealer/agent to company owned and operated or vice versa. Changes in classification result when we either take over the operations of a dealer/agent site or convert an existing company owned and operated store to a dealer/agent site.

(b)	Company retail sites sell motor fuel and merchandise and dealer/agent sites sell motor fuel only.

(c)	All amounts presented are stated in Canadian dollars to remove the impact of foreign exchange and all fuel information excludes amounts related to cardlock operations.

(d)
The same store information consists of aggregated individual store results for all sites in operation substantially throughout both periods presented. Stores that were temporarily closed for just a very brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared.

(e)	Other services include revenues from car wash and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and access to ATMs.

(f)
NTIs consist of all new stores opened after January 1, 2008, which is generally when we began operating our larger formatted stores that accommodate broader merchandise categories and food offerings. NTIs exclude dealer/agent stores.

Supplemental Disclosure Regarding Non-GAAP Financial Information
Adjusted EBITDA represents net income before income taxes, interest expense, asset impairments, depreciation, amortization and accretion expense. EBITDAR further adjusts Adjusted EBITDA by excluding minimum rent expense. The Company believes that Adjusted EBITDA and EBITDAR are useful to investors and creditors in evaluating its operating performance because (a) they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail operations; (b) securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities; and (c) the financial covenants in the Company’s debt agreements use Adjusted EBITDA and EBITDAR in calculating our total lease adjusted leverage ratio and fixed charge coverage ratio. Adjusted EBITDA and EBITDAR are not recognized terms under U.S. generally accepted accounting principles (“GAAP”) and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and EBITDAR have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the results of operations as reported under GAAP.
The following table presents the Company’s Adjusted EBITDA and EBITDAR for the three months and the year ended December 31, 2013 and 2012 and reconciles net income to Adjusted EBITDA and EBITDAR (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income	$34	$60	$139	$208
Interest expense	10	1	27	1
Income tax expense	17	30	76	105
Depreciation, amortization and accretion	28	32	118	115
Asset impairments	4	—	6	—
Adjusted EBITDA	93	123	366	429
Minimum rent expense	8	6	28	25
EBITDAR	$101	$129	$394	$454

CST BRANDS, INC.
CONDENSED BALANCE SHEETS
(Millions of Dollars)

	December 31,	December 31,
	2013	2012
ASSETS
Cash	378	$61
Other current assets	388	346
Total current assets	766	407
Property, plant and equipment, net	1,326	1,276
Other long-term assets	211	49
Total assets	$2,303	$1,732
LIABILITIES AND STOCKHOLDERS’ EQUITY / NET INVESTMENT
Current portion of debt and capital lease obligations	$36	$1
Other current liabilities	427	227
Total current liabilities	463	228
Debt and capital lease obligations, less current portion	1,006	4
Deferred income taxes and other long-term liabilities	207	230
Total stockholders’ equity / net investment	627	1,270
Total liabilities and stockholders’ equity / net investment	$2,303	$1,732

About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST) is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs nearly 12,000 Team Members at approximately 1,900 locations throughout the Southwestern United States and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell Valero fuels and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. For more information about CST, please visit www.cstbrands.com.
Contacts
Investors: Randy Palmer, Director – Investor Relations, 210-692-2160
Media: The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772
Safe Harbor Statement
Statements contained in this release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brand’s Form 10-K filed with the Securities and Exchange Commission, and available on the CST Brand’s website at www.cstbrands.com. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.